Exhibit 99.2
Press Release Dated June 7, 2007

NEWS RELEASE

Ocean Power Technologies, Inc. 1590 Reed Road Pennington, New Jersey 08534 USA

For Immediate Release	June 7, 2007
OPT WINS NEW CONTRACT WITH US NAVY
Ocean Power Technologies, Inc. (Nasdaq: OPTT and London Stock Exchange AIM: OPT) (“OPT” or the “Company”) announced today that it has been awarded a US $1.7 million contract from the US Navy to provide its PowerBuoy® technology to a unique program for ocean data gathering. The Navy’s Deep Water Acoustic Detection System (“DWADS”) program is designed to utilize sophisticated data gathering and communications systems.
This advanced technology program has prospective applications which include vessel tracking for homeland security, and utilizes wide-area unattended sensor networks. Under this contract, the Navy will ocean test OPT’s autonomous PowerBuoy as the power source for the DWADS program. In addition, OPT will support the Navy’s ocean test procedures in the areas of mooring design, at-sea operations and deployment. OPT’s performance under this contract will commence in June 2007, and is expected to continue over an eighteen-month period.
Dr. George W. Taylor, Chief Executive Officer of OPT, stated, “We are very pleased to have been selected by the Navy for this ocean test of our autonomous PowerBuoy technology and to support this important program. It builds on our prior experience in deep-water power source applications, and we believe that the advanced control features of the PowerBuoy will make a unique contribution to the success of the Navy’s initiatives.”
About Ocean Power Technologies
Ocean Power Technologies, Inc. develops and is commercializing proprietary systems that generate electricity by harnessing the renewable energy of ocean waves. The Company’s PowerBuoy® system is based on modular, ocean-going buoys, which have been ocean tested for nearly a decade. The waves move the buoy-like structure creating mechanical energy that the Company’s proprietary technologies convert into electricity.
For Further information, please contact:
Ocean Power Technologies, Inc

Dr. George W. Taylor, Chief Executive Officer	Telephone: +1 609 730 0400
Charles F. Dunleavy, Chief Financial Officer	Telephone: +1 609 730 0400

Corfin Communications
Ben Hunt, Neil Thapar	Telephone: +44 20 7929 8989